Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Quebecor World Inc. (the “Company”)
We consent to the use of our reports dated March 20, 2007 with respect to the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein. We also consent to the use of our report dated March 20, 2007 (except as to the “Additional Disclosures related to the Reconciliation to United States GAAP note” which is as of November 12, 2007), with respect to the Additional Disclosures related to the Reconciliation to United States GAAP note, included and incorporated by reference herein, and to the reference to our firm under the heading “Auditors”.
Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain effective processes and controls over the determination of the impairment of long-term assets process.

/s/ KPMG LLP
Chartered Accountants
Montreal, Canada
November 13, 2007